Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-215486) of EP Energy Corporation and in the related Prospectuses,
(2) Registration Statements (Form S-8 No. 333-193531 and 333-212897) pertaining to the 2014 Omnibus Incentive Plan of EP Energy Corporation, and
(3) Registration Statement (Form S-8 No. 333-221277) pertaining to the EP Energy Corporation Employment Inducement Plan;
of our reports dated March 18, 2019, with respect to the consolidated financial statements of EP Energy Corporation and the effectiveness of internal control over financial reporting of EP Energy Corporation included in this Annual Report (Form 10-K) of EP Energy Corporation for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Houston, Texas
March 18, 2019